EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No. R-1	CUSIP No.: 59018YYZ8	PRINCIPAL AMOUNT $11,500,000

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTE, SERIES C

Leveraged Municipal/LIBOR Notes

due December 7, 2018

(the “Notes”)

MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) on December 7, 2018 (the “Stated Maturity Date”) and to pay interest on the principal amount hereof, at a rate per annum determined in accordance with the provisions hereof, until the Redemption Amount is paid or duly made available for payment in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

Payment on the Stated Maturity Date

At the Stated Maturity Date, a Holder shall receive a cash payment equal to, with respect to each $1,000 principal amount of this Note, $1,000, plus any accrued and unpaid interest (the “Redemption Amount”).

Interest

The Company will pay interest in cash in arrears on each Interest Payment Date (as defined below) commencing with the first Interest Payment Date next succeeding December 7, 2006 (the “Original Issue Date”), to and including the Stated Maturity Date. The “Interest Payment Dates” for this Note shall be the 7th day of June and December of each year, beginning in June 2007, and will include the Stated Maturity Date. Interest will accrue from and including the 7th day of June and December of each year commencing on December 7, 2006 to but excluding the next succeeding 7th day of June or December, as applicable, or the Stated Maturity Date, as the case may be (each semi-annual accrual period, an “Interest Accrual Period”). Interest on this Note will be computed on the basis of a 360-day year consisting of two 180-day six month periods.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered (the “Holder”) at the close of business on the fifteenth calendar day (whether or not a Business Day, as defined below) immediately preceding the related Interest Payment Date (the “Record Date”); provided, however, that interest payable on the Stated Maturity Date will be payable to the person to whom the Redemption Amount shall be payable. Any such interest not so punctually paid or duly provided for on any Interest Payment Date other than the Stated Maturity Date, (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on the close of business on any Record Date and, instead, shall be paid to the person in whose name this Note is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee (as defined below) hereinafter referred to, notice whereof shall be given to the Holder of this Note by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner, all as more fully provided for in the Indenture.

Interest on this Note will accrue for the each Interest Accrual Period commencing on the Interest Accrual Period beginning on December 7, 2006 and during each Interest Accrual Period thereafter on a daily basis at a rate per annum on each $1,000 principal amount per Note equal to:

Fixed Percentage + Variable Percentage

but in no case less than 0.00%.

where:

The “Fixed Percentage” equals 9.73%.

The “Variable Percentage” equals:

Leverage Factor x (Adjusted LIBOR Rate – BMA Rate).

The “Leverage Factor” equals 12.

The “Adjusted LIBOR Rate” equals 0.65 x 3-Month LIBOR.

“3-Month LIBOR” for any given Interest Accrual Period is the non-compounded daily weighted average of the effective 3-Month London Inter-Bank Offer Rates corresponding to the days in such Interest Accrual Period. The effective 3-Month London Inter-Bank Offer Rate on any given day will be the 3-Month London Inter-Bank Offer Rate determined on the immediately preceding LIBOR Determination Date; provided, however, that the effective rate on any LIBOR Determination Date will be the rate determined that day.

The “LIBOR/BMA Spread” is equal to the Adjusted LIBOR Rate minus the BMA Rate.

The “BMA Rate” for any given Interest Accrual Period is the daily weighted average of the weekly BMA Index levels corresponding to the days in such Interest Accrual Period. Such rate is effective on Thursday (unless such day is not a business day in London or a Business Day, in which case it is effective on the next succeeding day that is a business day in London and Business Day). The weekly BMA Index level is the non-weighted average of the weekly rates of various VRDO issues included in the BMA Index for that week.

The “BMA Index” is a seven-day high-grade market index comprised of tax-exempt variable-rate demand obligations (“VRDOs”) from MMD’s database of VRDO issues.

“MMD” is Municipal Market Data, a Thomson Financial Services company, which produces the Bond Market Association Municipal Swap Index™.

A “ LIBOR Determination Date” will occur on Wednesday of each week or, if any such Wednesday is not a London Banking Day, on the next succeeding London Banking Day.

As used herein, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

The “3-Month London Inter-Bank Offer Rate” is the 3-Month London Inter-Bank Offer Rate as of the relevant LIBOR Determination Date calculated as:

(a) the rate for deposits in U.S. dollars having three-month maturity, commencing on the Libor Determination Date corresponding to the desired weekly period (the “LIBOR Period”), that appears on “Moneyline Telerate” Page 3750 (or any successor service or page), as of 11:00 A.M., London time, on the relevant Libor Determination Date;

(b) if no rate appears on the relevant Libor Determination Date on “Moneyline Telerate” Page 3750 (or a successor service or page), the rate calculated by the Calculation Agent as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agent, in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for three-month maturity, commencing on the start of the relevant LIBOR Period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Libor Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time;

(c) if fewer than two offered quotations referred to in the previous bullet point are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in New York City, on the relevant Libor Determination Date by three major banks, which may include affiliates of the agent, in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; and

(d) if the banks selected by the Calculation Agent are not quoting as mention in the previous sentence, the 3-Month London Inter-Bank Offer Rate is determined by the Calculation Agent in its sole discretion.

As used herein, “London Banking Day” means a day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

As used herein, the “Calculation Agent” is Merrill Lynch Capital Services, Inc. All determinations made by the Calculation Agent, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Note.

Payment of the Redemption Amount and interest in respect of this Note due on the Stated Maturity Date will be made in immediately available funds upon presentation and surrender of this Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York. Payment of interest due on any Interest Payment Date other than the Stated Maturity Date will be made at the aforementioned office or agency maintained by the Company or, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained by the Trustee on the Record Date; provided, however, that a Holder of U.S.$1,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on such Interest Payment Date by wire transfer of immediately available funds if such Holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

If any Interest Payment Date of this Note falls on a day that is not a Business Day, the required payment of the Redemption Amount and/or interest shall be made on the next succeeding Business Day and no interest shall accrue as a result of such delayed payment with respect to the payment for the period from and after such Interest Payment Date, as the case may be, to the date of such payment on the next succeeding Business Day.

Discontinuance of the BMA Index

In the event that the BMA Index is no longer published or the Calculation Agent decides that the BMA Index ceases to satisfy the Qualification Criteria, then the Calculation Agent will select an appropriate alternative index or other measure of tax-exempt VRDO rates for the purposes of determining the BMA Rate.

The “Qualification Criteria” require that the BMA Index (i) be a weekly reset, effective on Wednesday (no lag resets considered); (ii) not be subject to Alternative Minimum Tax; (iii) have an outstanding amount of $10 million or more; (iv) have the highest short-term rating (VMIGI by Moody’s or A-1+ by S&P); (v) pay interest on a monthly basis, calculated on an actual/actual basis; (vi) contain only one quote per obligor per remarketing agent; and (vii) allow for the eligibility of issues from all states.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or ..0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Securities (hereinafter called the “Securities”) of the Company designated as its Medium-Term Notes, Series C. The Securities are issued and to be issued under an indenture (the “Indenture”) dated as of April 1, 1983, as amended and restated, between the Company and The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.) (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

This Note is not subject to any sinking fund.

In case an Event of Default (as defined in the Indenture) with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount of Notes, will be equal to the amount payable on the Stated Maturity Date, calculated as though the date of default were the Stated Maturity Date.

In case of default in payment of this Global Note, whether at the Stated Maturity Date or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate, reset daily, (the “Default Rate”) to the extent that such payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Moneyline Telerate or any successor service on page 120 or any other page as may replace page 120 on that service (“Moneyline Telerate Page 120”), or

(2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith other than exchanges pursuant to the Indenture not involving any transfer.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company and each Holder or beneficial owner (by acceptance hereof) hereby agree to characterize and treat this Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-5 governing variable rate debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this characterization and tax treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization or tax treatment of the Notes.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: December 7, 2006

MERRILL LYNCH & CO., INC.

By:
Assistant Treasurer

[FACSIMILE OF SEAL]	Attest:

By:
Secretary
CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK as Trustee

By:
Authorized Officer

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                          attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date

NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.